EXHIBIT 3.4

EIGHTH AMENDED AND RESTATED
BYLAWS
OF
EXACT SCIENCES CORPORATION
(As of October 29, 2025)

BYLAWS
    i

3.4 TENURE	18
3.5 RESIGNATION AND REMOVAL	18
3.6 VACANCIES	18
3.7 PRESIDENT	18
3.8 VICE PRESIDENTS	18
3.9 SECRETARY AND ASSISTANT SECRETARIES	19
3.10 TREASURER AND ASSISTANT TREASURERS	19
3.11 SALARIES	19
3.12 ACTION WITH RESPECT TO SECURITIES OF OTHER ENTITIES	19
3.13 EXECUTION OF CONTRACTS AND INSTRUMENTS	19
Article 4 CAPITAL STOCK	20
4.1 ISSUANCE OF STOCK	20
4.2 CERTIFICATES OF STOCK	20
4.3 TRANSFERS	20
4.4 LOST, STOLEN OR DESTROYED CERTIFICATES	20
4.5 RECORD DATE	20
Article 5 GENERAL PROVISIONS	21
5.1 FISCAL YEAR	21
5.2 CORPORATE SEAL	21
5.3 NOTICES	21
5.4 WAIVER OF NOTICE	21
5.5 EVIDENCE OF AUTHORITY	21
5.6 ELECTRONIC TRANSMISSION	21
5.7 RELIANCE UPON BOOKS, REPORTS AND RECORDS	22
5.8 TIME PERIODS	22
5.9 CERTIFICATE OF INCORPORATION	22
5.10 SEVERABILITY	22
5.11 PRONOUNS	22
Article 6 AMENDMENTS	22
6.1 BY THE BOARD OF DIRECTORS	22
6.2 BY THE STOCKHOLDERS	22
Article 7 FORUM FOR ADJUDICATION OF CERTAIN DISPUTES	22
7.1 DELAWARE COURTS	22
7.2 FEDERAL COURTS	23
7.3 APPLICATION	23

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EIGHTH AMENDED AND RESTATED
BYLAWS
OF
EXACT SCIENCES CORPORATION
(the “Corporation”)
ARTICLE 1
STOCKHOLDERS
1.1PLACE OF MEETINGS. All meetings of stockholders shall be held at such place, if any, within or without the State of Delaware as may be designated from time to time by the Chairman of the Board (if any), the board of directors of the Corporation (the “Board of Directors”) or the President. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held in any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware. If the Board of Directors does not designate a place for a meeting of stockholders or determine that such meeting shall be held solely by means of remote communication, such meeting shall be held at the registered office of the Corporation.
1.2ANNUAL MEETING. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at the time to be fixed by the Chairman of the Board (if any), the Board of Directors or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held) and stated in the notice of the meeting.
1.3SPECIAL MEETINGS. Special meetings of stockholders may be called at any time only by the Chairman of the Board (if any), a majority of the Board of Directors or the President. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
1.4NOTICE OF MEETINGS. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notices of all meetings shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.
1.5VOTING LIST. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of (10) days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.
1.6QUORUM. Except as otherwise provided by law, the certificate of incorporation, as amended and restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Shares held by brokers that are prohibited from voting such shares (pursuant to their discretionary authority on behalf of beneficial owners of such shares who have not submitted voting instructions with respect to such shares) on some, but not all, of the matters before the stockholders, which shares represent broker non-votes with respect to one or more of the matters before the stockholders (“Broker Non-Votes”), shall be counted, for the purpose of determining the presence or absence of a quorum, as being represented by proxy and entitled to vote at the meeting. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.7ADJOURNMENTS, ETC. The chairman of the meeting shall have the right and authority to convene, adjourn and/or recess any meeting of stockholders. In addition, any meeting of stockholders may be adjourned by the holders of a majority of the voting power of the shares of stock entitled to vote who are present, in person or by proxy, at such meeting, even if less than a quorum (if a quorum shall fail to attend such meeting). Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with Section 1.4. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4.5, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. The Board of Directors may postpone, reschedule or cancel any previously-scheduled meeting of stockholders.
1.8VOTING AND PROXIES. At any meeting of the stockholders, each stockholder shall have one (1) vote for each share of stock entitled to vote at such meeting held of record by such stockholder, unless otherwise provided in the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) created pursuant to this Section 1.8 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.
1.9ACTION AT MEETING. When a quorum is present at any meeting of stockholders, the affirmative vote of the holders of a majority of the voting power present or represented by proxy and voting on a matter (or if there are two (2) or more classes of stock entitled to vote as separate classes, then in the case of each such class, the affirmative vote of the holders of a majority of the stock of that class present or represented and voting on such matter) shall decide such matter (other than the election of directors), except when a different vote is required by law, the Certificate of Incorporation, these Bylaws, or the rules of any stock exchange on which the Corporation’s shares are listed and traded, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence, at each meeting of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary receives a notice that a stockholder (or group of stockholders) has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set for in Section 1.10 and (ii) such nomination has not been withdrawn by such stockholder (or group of stockholders) on or prior to the fourteenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of this paragraph, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of shares voted ‘against’ that director. For the purposes of this paragraph, Broker Non-Votes represented at the meeting but not permitted to vote on a particular matter shall not be counted, with respect to the vote on such matter, in the number of (a) votes cast, (b) votes cast affirmatively, or (c) votes cast negatively.
1.10INTRODUCTION OF BUSINESS AT MEETINGS.
A.ANNUAL MEETINGS OF STOCKHOLDERS.
(1)Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or any committee thereof, (b) by any stockholder of the Corporation who (x) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.10A and on the record date for the determination of stockholders entitled to vote at the meeting and (y) who complies with the notice and other procedures set forth in this Section 1.10A and Section 1.10D, or (c) by an Eligible Stockholder (as defined in Section 1.10B(4)) who complies with the procedures set forth in Section 1.10B and Section 1.10D. For the avoidance of doubt, the foregoing clauses (b) and (c) shall be the exclusive means for a stockholder to bring nominations or business properly before an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the applicable notice and other procedures set forth in this Section 1.10 to bring such nominations or business properly before an annual meeting of stockholders.
(2)For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (b) of paragraph (1) of this Section 1.10A, (i) the stockholder must have given timely notice thereof in writing to the Secretary, (ii) the stockholder must have provided any updates or supplements to such notice at the times and in the forms required by this Section 1.10A, and (iii) the business proposed by the stockholder must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s written notice with respect to nominations or other business to be properly brought before an annual meeting pursuant to clause (b) of paragraph (1) of this Section 1.10A shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the date of the preceding year’s annual meeting, provided, however, that if either (i) the date of the annual meeting is not within twenty-five (25) days before or after the first anniversary date of the preceding year’s annual meeting, or (ii) no annual meeting of stockholders were held in the preceding year, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s written notice shall set forth:
(a)as to each person whom the stockholder proposes to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) all completed and signed questionnaires required of directors and any additional information as may be requested by the Corporation, in each case, pursuant Section 2.19; (iv) a description of (A) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, or, if there are no such shares of capital stock, a statement that there are none, (B) all Synthetic Equity Interests (as defined below) in which such person or any of its affiliates or associates, directly or indirectly, holds an interest, including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether and the extent to which such Synthetic Equity Interest conveys to such person or any of its affiliates or associates any voting rights, directly or indirectly, in any shares of any class or series of capital stock of the Corporation, (y) whether and the extent to which such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of any shares of any class or series of capital stock of the Corporation, and (z) whether and the extent to which such person or any of its affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, or, if there are no such Synthetic Equity Interests, a statement that there are none, (C) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such person or any of its affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, or, if there are no such proxies, agreements, arrangements, understandings or relationships, a statement that there are none, (D) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such person or any of its affiliates or associates that are separated or separable from the underlying shares of the Corporation, or, if there are no such rights, a statement that there are none, and (E) any performance-related fees (other than an asset based fee) that such person or any of its affiliates or associates, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests or, if there are no such performance-related fees, a statement that there are none (the disclosures to be made pursuant to the foregoing subclauses (iv)(A) through (iv)(E) are referred to, collectively, as “Nominee Material Ownership Interest Disclosures”); (v) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, indemnification or advancements in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement, (C) in such person’s individual capacity, if elected as a director of the Corporation, would be in compliance with, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation, and (D) if elected as a director of the Corporation, does not intend to resign as a director prior to the end of the full term for which he or she is standing for election; and (vi) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected);
(b)as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of each Proposing Person (as defined below);
(c)(i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any); and (ii) as to each Proposing Person the following information: (A) a description of the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, or, if there are no such shares of capital stock, a statement that there are none, (B) a description of all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether and the extent to which such Synthetic Equity Interest conveys to such Proposing Person or any of its affiliates or associates any voting rights, directly or indirectly, in any shares of any class or series of capital stock of the Corporation, (y) whether and the extent to which such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of any shares of any class or series of capital stock of the Corporation, and (z) whether and the extent to which such Proposing Person or any of its affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, or, if there are no such Synthetic Equity Interests, a statement that there are none, (C) a description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, or, if there are no such proxies, agreements, arrangements, understandings or relationships, a statement that there are none, (D) a description of any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its affiliates or associates that are separated or separable from the underlying shares of the Corporation, or, if there are no such rights, a statement that there are none, and (E) a description of any performance-related fees (other than an asset based fee) that such Proposing Person or any of its affiliates or associates, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests or, if there are no such performance-related fees, a statement that there are none (the disclosures to be made pursuant to the foregoing subclauses (ii)(A) through (ii)(E) are referred to, collectively, as “Proposing Person Material Ownership Interest Disclosures”), (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation or, if there are no such agreements, arrangements or understandings, a statement that there are none, and (iv) as to each Proposing Person, any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to such nominations or other business to be brought before such meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(d)(i) a description of all agreements, arrangements or understandings (whether written or oral) by and among any of the Proposing Persons or any of their affiliates or associates, or by and among any Proposing Persons or any of their affiliates or associates and any other person (including with any proposed nominees), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify by name and relationship to the Proposing Persons each person who is party to such an agreement, arrangement or understanding) and of any material interest of the Proposing Persons or any of their affiliates or associates in, or anticipated benefit to the Proposing Persons or any of their affiliates or associates from, the nomination(s) or other business proposed, or, if there are no such agreements, arrangements, understandings or material interests, a statement that there are none, and (ii) the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s) and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s) or, if there are no such known supporting stockholders, a statement that there are none; and
(e)a representation that the stockholder giving the notice (i) will continue to be a stockholder of record through the date of the applicable meeting of stockholders, and (ii) intends to appear in person or by proxy at the applicable meeting of stockholders to nominate the persons named in such stockholder’s notice pursuant to paragraph (2)(a) of this Section 1.10A or Section 1.10C (as applicable) and/or to bring before such meeting such other business specified in such stockholder’s notice in accordance with paragraph (2)(b) of this Section 1.10A.
For purposes of this Section 1.10A, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 1.10A, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) in any manner otherwise provide the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3)A stockholder providing timely notice of nominations or business proposed to be brought before a meeting of stockholders pursuant to clause (b) of paragraph (1) of this Section 1.10A or Section 1.10C shall update and supplement such notice, if necessary, so that the information (including, without limitation, the Proposing Person Material Ownership Interest Disclosures information and the Nominee Material Ownership Interest Disclosures information) provided or required to be provided in such notice pursuant to pursuant to clause (b) of paragraph (1) of this Section 1.10A or Section 1.10C shall be true and correct as of the record date for the determination of stockholders entitled to notice of the meeting and as of the date that is ten (10) business days prior to the date of such meeting of stockholders, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the determination of stockholders entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date for the determination of stockholders entitled to notice of the meeting), and not later than the close of business on the eighth (8th) business day prior to the date of the meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the date of the meeting). With respect to the aforesaid obligation of a stockholder providing timely notice of nominations or business proposed to be brought before a meeting of stockholders pursuant to clause (b) of paragraph (1) of this Section 1.10A or Section 1.10C to update and supplement such notice, in no event shall such obligation (w) commence a new time period (or extend any time period) for the giving of a stockholder’s notice under this Section 1.10A or Section 1.10C, as applicable, (x) relieve or excuse a stockholder’s compliance with the notice and other procedures set forth in this Section 1.10A, Section 1.10 C (as applicable) and Section 1.10D, or (y) relieve or excuse a nominee’s compliance with the requirements of Section 2.19.
(4)Notwithstanding anything in the second (2nd) sentence of paragraph (2) of this Section 1.10A to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting (or, if the annual meeting is not within twenty-five (25) days before or after such anniversary date, at the time the public announcement of the date of such meeting is first made by the Corporation), a stockholder who has provided timely notice of nominations proposed to be brought before a meeting of stockholders pursuant to clause (b) of paragraph (1) of this Section 1.10A for the upcoming annual meeting may submit a supplement to such notice with respect to nominees for any new positions created by such increase (which supplement to such notice shall otherwise comply with this Section 1.10A) no later than the close of business on the tenth (10th) day following the day on which such public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors is first made by the Corporation.
B.PROXY ACCESS.
(1)Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 1.10B, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Board of Directors (or any duly authorized committee thereof), the name, together with the Required

Information (as defined below), of any person nominated for election to the Board of Directors (the “Stockholder Nominee”) by an Eligible Stockholder (as defined in Section 1.10B(4)) that expressly elects at the time of providing the notice required by this Section 1.10B to have such nominee included in the Corporation’s proxy materials pursuant to this Section 1.10B and that has satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 1.10B. For purposes of this Section 1.10B, the “Required Information” that the Corporation will include in its proxy statement is (i) the information provided to the Secretary concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and, (ii) if the Eligible Stockholder so elects, a Supporting Statement (as defined in Section 1.10B(8)). For the avoidance of doubt, nothing in this Section 1.10B shall limit the Corporation’s ability to solicit against any Stockholder Nominee or include in its proxy materials the Corporation’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Corporation pursuant to this Section 1.10B. Subject to the provisions of this Section 1.10B, the name of any Stockholder Nominee included in the Corporation’s proxy statement for an annual meeting of stockholders shall also be set forth on the form of proxy distributed by the Corporation in connection with such annual meeting.
(2)In addition to any other applicable requirements, for a nomination to be made by an Eligible Stockholder pursuant to this Section 1.10B, the Eligible Stockholder must have given timely notice of such nomination in writing (the “Notice of Proxy Access Nomination”) to the Secretary. To be timely, the Notice of Proxy Access Nomination shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one-hundred fiftieth (150th) day and not later than the close of business on the one-hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, the Notice of Proxy Access Nomination to be timely must be so received not earlier than the close of business on the one-hundred fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business on the later of the one-hundred twentieth (120th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred thirty (130) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 1.10B.
(3)The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of two (2) directors or 20% of the number of directors (rounded down to the nearest whole number) in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 1.10B (such date, the “Final Proxy Access Nomination Date” and such maximum number, the “Permitted Number”). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. For purposes of determining when the Permitted Number has been reached, each of the following persons shall be counted as one of the Stockholder Nominees:
(a)any person nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10B whose nomination is subsequently withdrawn; and
(b)(A) any person nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10B who ceases to satisfy the eligibility requirements to be a Stockholder Nominee or (B) any person nominated by a stockholder that ceases to satisfy the eligibility requirements to be an Eligible Stockholder, (C) any person nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10B whom the Board of Directors decides to nominate for election to the Board of Directors and (D) any director in office as of the Final Proxy Access Nomination Date who was included in the Corporation’s proxy materials as a Stockholder Nominee for any of the two preceding annual meetings of stockholders (including any person counted as a Stockholder Nominee pursuant to the immediately preceding clause (D)).
Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10B shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.10B exceeds the Permitted Number. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.10B exceeds the Permitted Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 1.10B from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the number (largest to smallest) of outstanding shares of common stock of the Corporation each Eligible Stockholder disclosed as Owned (as defined in Section 1.10B(5)) in its Notice of Proxy Access Nomination. If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 1.10B from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 1.10B from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Notwithstanding anything to the contrary contained in this Section 1.10B, the Corporation shall not be required to include any Stockholder Nominees in its proxy materials pursuant to this Section 1.10B for any meeting of stockholders for which the Secretary receives notice (whether or not subsequently withdrawn or made the subject of a settlement with the Corporation) that a stockholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees set forth in Section 1.10A.
(4)An “Eligible Stockholder” is a holder of record or group of no more than twenty (20) holders of record and, to the extent that a holder of record is acting on behalf of one or more beneficial owners, such beneficial owners (counting as one holder of record or beneficial owner, as applicable, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (i) has Owned continuously for at least three years preceding and including the date of submission of the Notice of Proxy Access Nomination (the “Minimum Holding Period”) at least 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such number of outstanding shares is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Notice of Proxy Access Nomination (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) (the “Required Shares”), (ii) continues to Own the Required Shares through the date of the annual meeting and (iii) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 1.10B. A “Qualifying Fund Group” is a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “family of investment companies” or a “group of investment companies” as each such term is defined in the Investment Company Act of 1940 and the rules, regulations and forms adopted thereunder, all as amended. Whenever an Eligible Stockholder consists of a group (including a group of funds that are part of the same Qualifying Fund Group), each provision in this Section 1.10B that requires that Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each holder of record or beneficial owner, as applicable (including each individual fund within any Qualifying Fund Group), that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the number of outstanding shares of common stock of the Corporation that each member has Owned continuously for the Minimum Holding Period in order to meet the 3% ownership requirement of the “Required Shares” definition). Whenever an Eligible Stockholder consists of a group, should any holder of record or beneficial owner, as applicable (including each individual fund within any Qualifying Fund Group) that is a member of such group cease to satisfy the eligibility requirements in this Section 1.10B or withdraw from such group at any time prior to the annual meeting, that Eligible Stockholder shall be deemed to Own only the number of outstanding shares of common stock of the Corporation held by the remaining members of such group. No person may be a member of more than one group constituting an Eligible Stockholder with respect to any annual meeting, and if any person appears as a member of more than one such group, it shall be deemed to be a member only of the group that Owns the largest number of outstanding shares of common stock of the Corporation as reflected in the Notice of Proxy Access Nomination.
(5)A person shall be deemed to “Own” only those outstanding shares of common stock of the Corporation as to which such person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such person or any of its affiliates for any purpose or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person or (C) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar instrument or agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or, if exercised by either party would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such person or affiliate. A person shall “Own” shares held in the name of a nominee or other intermediary so long as such person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) such person has loaned such shares; provided that such person has the power to recall such loaned shares on five (5) business days’ notice or (ii) such person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by such person. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of common stock of the Corporation are “Owned” for these purposes shall be decided by the Board of Directors or any committee thereof, in each case, in its sole discretion.
(6)To be in proper written form for purposes of this Section 1.10B, the Notice of Proxy Access Nomination must include or be accompanied by the following:
(a)a written statement by the Eligible Stockholder certifying as to the number of outstanding shares of common stock of the Corporation that the Eligible Stockholder Owns and has Owned continuously during the Minimum Holding Period, and the Eligible Stockholder’s agreement to provide (A) not later than ten (10) days after the record date for the determination of the stockholders entitled to notice of the annual meeting, a written statement by the Eligible Stockholder certifying as to the number of outstanding shares of common stock of the Corporation that the Eligible Stockholder Owns and has Owned continuously through such record date and (B) immediate notice if the Eligible Stockholder ceases to Own any of the Required Shares prior to the date of the annual meeting; provided, however, that if such Eligible Stockholder, or any member of the group that together constitutes such Eligible Stockholder, is not the beneficial owner of the shares representing the Required Shares, then to be valid, the Notice of Proxy Access Nomination must also include documentary evidence (or, if not simultaneously provided with the Notice of Proxy Access Nomination, such documentary evidence must be received by the Secretary at the principal executive offices of the Corporation within ten (10) business days after the date on which such Notice of Proxy Access Nomination is received by the Secretary) that the beneficial owners on whose behalf the Notice of Proxy Access Nomination is made Own the Required Shares as of the date on which the Notice of Proxy Access Nomination is received by the Secretary.
(b)a copy of the Schedule 14N (or any successor form) that has been or is concurrently being filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;
(c)the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor form) if it existed on the date of submission of the Schedule 14N, or, if there are no such relationships, a statement that there are none;

(d)the information that would be required to be set forth in a stockholder’s notice of a nomination pursuant to Section 1.10A(2)(a), (c), (d) and (e), as such information relates to the Eligible Stockholder and the Stockholder Nominee(s);
(e)a representation that the Eligible Stockholder (A) satisfies the eligibility requirements set forth in Section 1.10B(4), (B) will continue to hold the Required Shares through the date of the annual meeting, (C) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not have such intent, (D) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) the Eligible Stockholder is nominating pursuant to this Section 1.10B, (E) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any person as a director at the annual meeting other than the Eligible Stockholder’s Stockholder Nominee(s) or a nominee of the Board of Directors, (F) has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation, (G) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting and (H) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(f)a representation from the Eligible Stockholder that the Stockholder Nominee does not fall into any of the categories and has not taken any of the actions described in clauses (i) through (viii) of Section 1.10B(10);
(g)an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any actual or alleged legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or any other person in connection with the nomination or election of the Eligible Stockholder’s Stockholder Nominee or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 1.10B or any solicitation or other activity in connection therewith and (C) file with the Securities and Exchange Commission any solicitation or other communication with the stockholders of the Corporation relating to the annual meeting at which the Eligible Stockholder’s Stockholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act;
(h)a completed and signed questionnaire required of directors and any additional information as may be requested by the Corporation, in each case, pursuant to Section 2.19;
(i)in the case of a nomination by a group constituting an Eligible Stockholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 1.10B (including withdrawal of the nomination); and
(j)in the case of a nomination by a group constituting an Eligible Stockholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one holder of record or beneficial owner, as applicable, for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that such funds are part of the same Qualifying Fund Group.

(7)In addition to the information required pursuant to Section 1.10B(6) or any other provision of these Bylaws, (i) the Corporation may require any proposed Stockholder Nominee to furnish any other information (A) that may reasonably be requested by the Corporation to determine whether the Stockholder Nominee would belong to any of the categories described in clauses (i) through (viii) of Section 1.10B(10), (B) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee or (C) that may reasonably be requested by the Corporation to determine the eligibility of such Stockholder Nominee to be included in the Corporation’s proxy materials pursuant to this Section 1.10B or to serve as a director of the Corporation, and (ii) the Corporation may require the Eligible Stockholder to furnish any other information that may reasonably be requested by the Corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period.
(8)The Eligible Stockholder may, at the Eligible Stockholder’s option, provide to the Secretary, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed five hundred (500) words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 1.10B, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, rule or regulation.
(9)In the event that any information or communication provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Corporation and any other recipient of such communication of any such defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the Corporation relating to any such defect (including the right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 1.10B). In addition, any person providing any information to the Corporation pursuant to this Section 1.10B shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the determination of stockholders entitled to vote at the annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the fifth (5th) business day after the record date for the determination of stockholders entitled to vote at the annual meeting.
(10)Notwithstanding anything to the contrary contained in this Section 1.10B, the Corporation shall not be required to include in its proxy materials, pursuant to this Section 1.10B, any Stockholder Nominee (i) who would not be an independent director under the rules and listing standards of the principal securities exchange upon which the common stock of the Corporation is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (ii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal securities exchanges upon which the common stock of the Corporation is listed or traded or any applicable law, rule or regulation, (iii) who would not meet the audit committee and compensation committee independence requirements under the rules and listing standards of the principal securities exchange upon which the common stock of the Corporation is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of such committee members, (iv) who would not be, if elected to the Board of Directors, a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act, (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (vi) who is a named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years, (vii) who is or has been subject to any event of the type specified in Rule 506(d)(1) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or (vii) who shall have provided any information to the Corporation or its stockholders that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading.
(11)Notwithstanding anything to the contrary set forth herein, if (i) a Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 1.10B or (ii) a Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 1.10B or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, (A) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting and (B) the Board of Directors, any committee of the Board of Directors or the chairman of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such nomination may have been received by the Corporation. In addition, if the Eligible Stockholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 1.10B, such nomination shall be disregarded and such nomination shall be declared invalid and disregarded as provided in clause (B) above.
(12)Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (ii) receives a vote of less than 25% of the shares of common stock of the Corporation entitled to vote for such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 1.10B for the next two annual meetings of stockholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 1.10A.
(13)This Section 1.10B provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.
C.SPECIAL MEETINGS OF STOCKHOLDERS.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.10C and on the record date for the determination of stockholders entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.10 (including the procedures to update and supplement the notice). If the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if (i) such stockholder delivers written notice thereof to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the later of (x) the close of business on the sixtieth (60th) day prior to such special meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, (ii) such stockholder’s written notice includes the information required to be provided in paragraphs (2)(a), (c), (d) and (e) of Section 1.10A, and (iii) such stockholder has provided updates or supplements (if any) to such notice at the times and in the forms required by paragraph (3) of this Section 1.10A. For the avoidance of doubt, for a stockholder to bring nominations before a special meeting of stockholders, such stockholder must comply with the notice and other procedures set forth in this Section 1.10A, Section 1.10C and Section 1.10D and this shall be the exclusive means for a stockholder to bring such nominations properly before a special meeting.
D.GENERAL.

(1)Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible for election as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10.
(2)Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, if the Secretary receives at the principal executive offices of the Corporation more than twenty (20) days before the end of the period established for a stockholder’s written notice of nomination to be timely under paragraph (2) of Section 1.10A or under Section 1.10C, respectively, a written notice of nomination of a director proposed to be brought before a meeting of stockholders pursuant to clause (b) of paragraph (1) of Section 1.10A or pursuant to paragraph (b) of Section 1.10C, then, in each case, the Board of Directors or any committee of the Board of Directors shall have the power and duty, (x) to determine whether there is any Readily Apparent Failure (as defined below) and (y) if it is determined that there is a Readily Apparent Failure, to cause the Corporation to provide to such stockholder no later than ten (10) days after the Secretary’s receipt of such stockholder’s written notice of nomination, written notice of such Readily Apparent Failure. For the avoidance of doubt, if the period established by paragraph (2) of Section 1.10A or under Section 1.10C is less than thirty (30) days, this previous sentence shall have no application. With respect to this Section 1.10D(2), (A) “Readily Apparent Failure” shall mean a facially obvious and conspicuous failure of the stockholder’s notice of nomination to set forth the information required by Section 1.10A and Section 1.10C (as applicable), which failure does not require investigation or inquiry (whether factual, legal or otherwise), and (B) in no event shall the Corporation’s provision of, or failure to provide, in either case, written notice to a stockholder under the foregoing sentence (x) commence a new time period (or extend any time period) for the giving of a stockholder’s notice under Section 1.10A or Section 1.10C, as applicable, or (y) relieve or excuse a stockholder’s compliance with the notice and other procedures set forth in Section 1.10A, Section 1.10C (as applicable) and this Section 1.10D.
(3)Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors, any committee of the Board of Directors or the chairman of the meeting shall have the power to: (i) determine whether a nomination or any business proposed to be brought before a meeting of stockholders was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10; (ii) determine whether a nomination or any business proposed to be brought before a meeting of stockholders shall be disregarded and/or not considered or transacted; and (iii) declare or announce (at the meeting or otherwise) that a nomination or proposed business proposed to be brought before the meeting of the stockholders shall be disregarded and/or not considered or transacted, notwithstanding that proxies in respect of such nomination or proposed business may have been received by the Corporation, if it is determined that such nomination or business was not made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination or proposed business shall be disregarded and such nomination or proposed business shall not be considered or transacted, notwithstanding that proxies in respect of such nomination or proposed business may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing, or a reliable reproduction of the writing, at the meeting of stockholders.
(4)In no event shall the adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice under this Section 1.10. For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, Reuters or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(5)Notwithstanding the foregoing provisions of this Section 1.10, (i) a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 (or any successor rule) under the Exchange Act, with respect to the matters set forth herein and (ii) if a stockholder fails to comply with the applicable requirements of the Exchange Act, including, without limitation, Rule 14a-19 (or any successor rule) under the Exchange Act, such stockholder’s nomination shall be deemed not to have been made in compliance with the procedures set forth in this Section 1.10 and shall be disregarded and/or not considered or transacted. Nothing in this Section 1.10 shall be deemed to affect any rights of (i) stockholders to request the inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule) under the Exchange Act and, to the extent required by such Rule, have such proposals considered and voted on at an annual meeting of stockholders or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.
E.ORGANIZATION AND CONDUCT OF MEETINGS.
Each meeting of stockholders shall be presided over by the chairman of such meeting, who shall be the Chief Executive Officer or in his or her absence, any other person thereunto designated by the Chief Executive Officer or the Board of Directors. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman of such meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting, to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless otherwise determined by the Board of Directors or the chairman of the applicable meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure. The Secretary, or in his or her absence or at the request of the chairman of the meeting, an Assistant Secretary or other person designated by the chairman of the meeting, shall act as secretary of the meeting.
1.11ACTION WITHOUT MEETING. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.
ARTICLE 2
DIRECTORS
2.1GENERAL POWERS. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders. Without limiting the foregoing, the Board of Directors may:
Article 1declare dividends from time to time in accordance with law;
(a)purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;
(b)authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;

(c)remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;
(d)confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;
(e)adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees, consultants and agents of the Corporation and its subsidiaries as it may determine;
(f)adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees, consultants and agents of the Corporation and its subsidiaries as it may determine; and
(g)adopt from time to time regulations, not inconsistent herewith, for the management of the Corporation’s business and affairs.
2.2NUMBER; ELECTION AND QUALIFICATION. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three (3). The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal of one (1) or more directors. The directors shall be elected at the annual meeting of stockholders (or, if so determined by the Board of Directors pursuant to Section 1.10, at a special meeting of stockholders), by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.
2.3CLASSES OF DIRECTORS. Until the conclusion of the Corporation’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), the directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each person elected as a director of the Corporation at or after the annual meeting of stockholders that is held in calendar year 2024 (the “2024 Annual Meeting”), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2024 Annual Meeting shall continue to serve as a director for the term for which he or she was elected. In each case, each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Commencing with the election of directors at the 2026 Annual Meeting, the Board shall no longer be classified, and all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.
2.4TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.
2.5VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including any vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders; provided, however, any director appointed to fill a vacancy of any director elected prior to the 2026 Annual Meeting shall have the same remaining term as that of his or her predecessor.
2.6RESIGNATION. Any director may resign at any time upon notice given in writing to the Corporation. Such resignation shall be effective upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.
2.7REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.
2.8SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board (if any), the President, two (2) or more directors, or by one (1) director in the event that there is only a single director in office.
2.9NOTICE OF SPECIAL MEETINGS. Notice of any special meeting of directors stating the place, date and hour of the meeting shall be given to each director by the Secretary or by or at the direction the officer or one of the directors calling the meeting. Notice shall be duly given to each director either (i) by mail not less than forty-eight (48) hours before the date of the meeting or (ii) in person or by telephone or Electronic Transmission on twenty-four (24) hours’ notice (or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances). A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.
2.10MEETINGS BY TELEPHONE CONFERENCE CALLS. Directors or any members of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall be deemed to constitute presence in person at such meeting.
2.11QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one (1) or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one (1) for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the total number of the whole Board of Directors constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
2.12ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.
2.13ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board of Directors consent to such action in writing. After the action is taken, the consents or consents shall be filed with the minutes of proceedings of the Board of Directors in the same paper or electronic form as the minutes are maintained.
2.14REMOVAL. Unless otherwise provided in the Certificate of Incorporation, any one (1) or more or all of the directors may be removed, without cause only by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Any one (1) or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors.
2.15COMMITTEES. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine or as provided herein, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Adequate provisions shall be made for notice to members of all meeting of committees. One-third (1/3) of the members of any committee shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Any action required or permitted to be taken at any meeting of a committee may be taken without a meeting, if all members of the committee consent to such action in writing. After the action is taken, the consents or consents shall be filed with the minutes of proceedings of the Board of Directors in the same paper or electronic form as the minutes are maintained.
2.16COMPENSATION OF DIRECTORS. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service. Members of special or standing committees of the Board of Directors may be allowed like compensation for service as committee members.
2.17CHAIRMAN OF THE BOARD AND VICE-CHAIRMAN OF THE BOARD. The Board of Directors may elect one or more of its members to serve as Chairman of the Board or Vice-Chairman of the Board and may fill any vacancy in such position at such time and in such manner as the Board of Directors shall determine. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors at which he or she is present and shall perform such duties and possess such powers as are designated by the Board of Directors. If the Board of Directors elects a Vice-Chairman of the Board, he or she shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be designated by the Board of Directors.
2.18WHOLE BOARD OF DIRECTORS. References in these Bylaws to the term “whole Board of Directors” are to the number of directors that the Corporation would have if there were no vacancies on the Board of Directors.
2.19QUALIFICATION. Each nominee for election as a director of the Corporation must submit to the Secretary all completed and signed questionnaires required of directors. The Corporation may request that each nominee (a) make themselves available to be interviewed by the Board of Directors or any committee of the Board of Directors and (b) provide such additional information as necessary to permit the Board of Directors to determine if each nominee is independent under the rules and listing standards of each principal United States securities exchange upon which the common stock of the Corporation is listed or traded, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors. In the event that any information or communications provided by a nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such nominee shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect. Upon written request therefor delivered to the Secretary at the principal executive offices of the Corporation, the Secretary shall promptly provide any stockholder that intends to nominate a director for election in accordance with clause (b) of paragraph (1) of Section 1.10A or clause (b) of Section 1.10C a form of the questionnaire required by this Section 2.19.

ARTICLE 3
OFFICERS
3.1ENUMERATION. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers, if any, with such other titles as the Board of Directors shall determine, including, but not limited to, a Chairman of the Board, a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.
3.2ELECTION. Each of the Corporation’s officers shall be appointed by the Board of Directors or, as provided in Section 2.1(e), by an officer of the Corporation who has been delegated the authority to appoint subordinate officers, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors.
3.3QUALIFICATION. No officer need be a stockholder. Any two (2) or more offices may be held by the same person.
3.4TENURE. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office for such terms as are determined from time to time by the Board of Directors and shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
3.5RESIGNATION AND REMOVAL. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
Any officer may be removed at any time, with or without cause, by the Board of Directors.Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
3.6VACANCIES. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary.
3.7PRESIDENT. The President shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless the Board of Directors has designated another officer as the Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. The President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.
3.8VICE PRESIDENTS. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one (1), the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and, when so performing, shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors. Unless otherwise determined by the Board of Directors, any Vice President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.

3.9SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of secretary, including without limitation the duty and power to give notices, or cause notices to be given, of all meetings of stockholders and special meetings of the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one (1), the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.
3.10TREASURER AND ASSISTANT TREASURERS. The Treasurer shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts for such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the President or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one (1), the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.
3.11SALARIES. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.
3.12ACTION WITH RESPECT TO SECURITIES OF OTHER ENTITIES. Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of equityholders of or with respect to any action of equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other entity.
3.13EXECUTION OF CONTRACTS AND INSTRUMENTS. All contracts, deeds, mortgages, bonds, certificates, checks, drafts, bills of exchange, notes and other instruments or documents to be executed by or in the name of the Corporation shall be signed on the Corporation’s behalf by such officer or officers, or other person or persons, as the Board of Directors may so authorize, and such authority (i) may, if the Board of Directors so authorizes, be delegated by the authorized officers to other persons, and (ii) may be general or confined to specific instances. Unless otherwise provided in such resolution, any resolution of the Board of Directors or a committee thereof authorizing the Corporation to enter into any such instruments or documents or authorizing their execution by or on behalf of the Corporation shall be deemed to authorize the execution thereof on its behalf by the Chief Executive Officer, the President, any Vice President, or any other officer if the execution thereof is within the scope of the general duties and authority of such other officer.

ARTICLE 4
CAPITAL STOCK
4.1ISSUANCE OF STOCK. Subject to the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any issued, authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.
4.2CERTIFICATES OF STOCK. Shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of the Corporation’s stock shall be in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such stockholder in the Corporation. To the extent shares of the Corporation’s stock are represented by certificates, each such stock certificate shall be signed by, or in the name of the Corporation by, any two duly authorized officers of the Corporation. Any or all of the signatures on such certificate may be a facsimile. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back of such certificate either the full text of such restriction or a statement of the existence of such restriction.
4.3TRANSFERS. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares, properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, the transaction shall be recorded upon the books of the Corporation. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
4.4LOST, STOLEN OR DESTROYED CERTIFICATES. The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
4.5RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of the first paragraph of this Section 4.5 at the adjourned meeting.
ARTICLE 5
GENERAL PROVISIONS
5.1FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
5.2CORPORATE SEAL. The corporate seal shall be in such form as shall be approved by the Board of Directors.
5.3NOTICES. Except as otherwise specifically provided in these Bylaws or required by law or the Certificate of Incorporation any notice to stockholders given by the Corporation under any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation and shall be given in accordance with the General Corporation Law of the State of Delaware.
5.4WAIVER OF NOTICE. Any written waiver, signed by the person entitled to notice, or a waiver by Electronic Transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.
5.5EVIDENCE OF AUTHORITY. A certificate by the Secretary or an Assistant Secretary or a temporary Secretary as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.
5.6ELECTRONIC TRANSMISSION. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof. The terms “writing” or “written” as used in these Bylaws shall include Electronic Transmissions. “Electronic Transmission” shall mean any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

5.7RELIANCE UPON BOOKS, REPORTS AND RECORDS. Each director, each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
5.8TIME PERIODS. In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
5.9CERTIFICATE OF INCORPORATION. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.
5.10SEVERABILITY. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
5.11PRONOUNS. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the persons or persons so designated may require.
ARTICLE 6
AMENDMENTS
6.1BY THE BOARD OF DIRECTORS. The Board of Directors is authorized to adopt, amend or repeal these Bylaws, subject to any limitation thereof contained in these Bylaws.
6.2BY THE STOCKHOLDERS. The stockholders shall have the power to amend or repeal these Bylaws or adopt new bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or the Certificate of Incorporation, the affirmative vote of the holders of eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Bylaws.
ARTICLE 7
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES
7.1DELAWARE COURTS. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located in the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

7.2FEDERAL COURTS. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
7.3APPLICATION. Failure to enforce the provisions of this Article 7 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article 7. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 7. For the avoidance of doubt, this Article 7 shall not apply to any action asserting claims arising under the Exchange Act.